Exhibit 99.1

Denver, Colorado – FOR IMMEDIATE RELEASE

Date: May 2, 2012

Double Eagle Petroleum Reports First Quarter Results

Denver, Colorado—Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today its financial results for the quarter ended March 31, 2012. The Company had a net loss attributable to common stock of $(603,000), or $(0.05) per share for the first quarter of 2012 as compared to $(1,083,000), or $(0.10) per share in the same prior-year period. The decrease in the net loss was primarily attributed to a $2,597,000 pre-tax unrealized non-cash gain on the Company’s economic hedges which are recorded at fair value at each period end, as compared to $(1,482,000) for the quarter ended March 31, 2011. The Company also realized an 8% increase in production volumes for the quarter ended March 31, 2012 as compared to the same prior-year period. These increases were offset by a 27% decrease in our average realized natural gas price.

Clean earnings, a non-GAAP metric, totaled $3,713,000 for the quarter ended March 31, 2012, or $0.33 per share, as compared to $6,216,000, or $0.56 per share, for the quarter ended March 31, 2011. Clean earnings excludes the effects on net income of non-cash charges, including depreciation, depletion and amortization expense, unrealized gains/losses related to the Company’s economic hedges, as well as stock-based compensation expense. Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table at the end of this release for the reconciliation of clean earnings to GAAP.

The natural gas market has seen prices continue to decline over the past nine months. In the market that the Company operates, the average Colorado Interstate Gas price decreased 42% from the first quarter of 2011. Despite this decrease, the Company’s operating cash flow totaled $4,716,000 for the quarter ended March 31, 2012, as compared to $5,794,000 for the quarter ended March 31, 2011. The Company was able to maintain strong cash flow due to its hedging program. To help counteract the volatility of the natural gas spot market, the Company has historically entered into forward sales contracts, collars and fixed price swaps to manage the price risk associated with its natural gas production. All of the contracts the Company enters into are at no up-front cost to the Company. The table below summarizes the Company’s current open derivative contracts as of March 31, 2012.

	Remaining
	Contractual		NYMEX (1)
Type of Contract	Volume (MMcf)	Term	Contract Price
Fixed Price Swap	1,375	01/12-12/12	$5.10
Fixed Price Swap	2,750	01/12-12/12	$5.05
Fixed Price Swap	2,190	01/13-12/13	$5.16
Costless Collar	2,190	01/13-12/13	$5.00 floor
			$5.35 ceiling

Total	8,505

(1)	NYMEX refers to quoted prices on the New York Mercantile Exchange.

Production and Operations

Total natural gas and oil production increased 8% to 2.4 Bcfe for the quarter ended March 31, 2012 as compared to the quarter ended March 31, 2011. The production increase was driven by higher production volume from each of our key development fields.

At the Company-operated Catalina Unit, production increased 6% to 1.3 Bcf and included production from the 13 new wells we drilled as part of the 2011 drilling program. Production from the Mesa Units in the Pinedale Anticline increased 11% to 496 MMcfe for the quarter ended March 31, 2012. The operator of this Unit brought 4 new wells on-line in 2012 and 19 new wells on-line for production in the second, third and fourth quarters of 2011. The Company also realized a 10% increase in production at its non-operated Atlantic Rim properties.

The Company has continued to receive information about the Niobrara well it drilled in the fourth quarter of 2011. Based upon the preliminary results from the well logs and testing received to date, the results are positive enough to encourage the Company to move forward with its completion plans on the well. The Company currently has planned a vertical completion in both the gas and Niobrara oil zones. Due to wildlife stipulations, the Company is unable to begin completion of this well prior to August 1.

Revenue

Production-related revenue decreased 16% to $10,444,000 for the quarter ended March 31, 2012, as compared to $12,485,000 for the quarter ended March 31, 2011. The production-related revenue included gains of $3,175,000 and $343,000 for the quarters ended March 31, 2012 and 2011, respectively, for the settlement of certain derivative instruments, which are not accounted for as cash flow hedges. Production-related revenue was lower due to the decrease in the Company’s realized natural gas price.

The Company’s realized natural gas price decreased to $3.52 per Mcf in the quarter ended March 31, 2012 as compared to $4.83 per Mcf in the same prior-year quarter. The realized gas price includes the impact of realized gains/losses on derivative instruments. Excluding the realized gains/losses on hedges, the Company’s average realized natural gas price was $2.19 and $3.62 for the quarters ended March 31, 2012 and 2011, respectively.

Production Costs

The Company’s production costs increased to $1.29 per Mcfe as compared to $1.14 per Mcfe a year ago. The increase in production costs was primarily driven by higher compression, power and water hauling expenses at the Catalina Unit related to the addition of the 13 new wells.

Liquidity

The Company maintains a strong balance sheet position with working capital totaling $12,671,000 at March 31, 2012. The Company had $42,000,000 outstanding on its $150 million credit facility ($60 million borrowing base) as of March 31, 2012, with an average interest rate of 3.1%. The Company expects to invest $15 to $20 million in its development and exploration programs in the Atlantic Rim and Pinedale Anticline in 2012, both of which are low cost producing fields.

Please refer to the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission on May 3, 2012, for a more detailed discussion of the Company’s results.

Earnings Conference Call

Double Eagle will host a conference call to discuss results on Thursday, May 3, 2012 at 11:00 a.m. Eastern Daylight Time (9 a.m. Mountain Daylight). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 564331#.

A replay of this conference call will be available for one week by calling (800) 704-9804 and using pass code * then 564331#.

SUMMARY STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Quarter ended
	March 31,	March 31,
	2012	2011
Revenues
Oil and gas sales	$6,031	$10,910
Transportation revenue	1,238	1,232
Price risk management activities	5,772	(1,139)
Other income, net	4	95

Total revenues	13,045	11,098

Expenses
Lease operating expenses	3,158	2,574
Production taxes	749	1,056
Pipeline operating expenses	1,261	981
Impairment and abandonment of equipment and properties	305	73
Exploration expenses including dry holes	510	52

Total Expenses	5,983	4,736

Gross Margin	7,062	6,362
Gross Margin Percentage	54.1%	57.3%

General and administrative	1,703	1,558
Depreciation, depletion and amortization	4,604	4,673
Interest expense, net	280	387

Pre-tax income	475	(256)

Provision for deferred taxes	(147)	104

NET INCOME (LOSS)	$328	$(152)

Preferred stock dividends	931	931

Net Income (loss) attributable to common stock	$(603)	$(1,083)

Net income (loss) per common share:
Basic	$(0.05)	$(0.10)

Diluted	$(0.05)	$(0.10)

Weighted average shares outstanding
Basic	11,228,752	11,174,487

Diluted	11,235,432	11,174,487

SELECTED BALANCE SHEET DATA

(In thousands)

	March 31,	December 31,
	2012	2011	% Change
Total assets	$166,135	$170,594	-3%

Balance outstanding on credit facility	42,000	42,000	0%

Total stockholders’ equity	55,994	56,209	0%

SELECTED CASH FLOW DATA

(In thousands)

	March 31,	March 31,
	2012	2011	% Change
Net cash provided by operating activities	$4,716	$5,794	-19%

Net cash used in investing activities	(10,257)	(3,980)	158%

Net cash provided by financing activities	(957)	(1,074)	-11%

SELECTED OPERATIONAL DATA

	Quarter ended
	March 31,	March 31,
	2012	2011	% Change
Total production (Mcfe)	2,444,579	2,254,263	8%

Average price realized per Mcfe	$3.77	$4.99	-24%

Use of Non-GAAP Financial Measures

The Company believes that the presentation of “clean earnings” below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges. The measure also excludes the impact of income taxes because the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses clean earnings in its planning and development of target operating models and to enhance its understanding of ongoing operations. Readers should not view clean earnings as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP net income with clean earnings for the quarter ended March 31, 2012 and 2011, respectively, contained below.

	March 31, 2012	March 31, 2011
	Results	Results
Net Income (loss) as reported under US GAAP	$328	$(152)

Add back non-cash items:
Provision for income taxes	147	(104)
Depreciation, depletion, amortization and accretion expense	4,651	4,713
Non-cash loss (gain) on price risk management (1)	(2,574)	1,482
Stock-based compensation expense	414	275
Impairments, abandonments and dry hole costs	744	73
Other non-cash items	3	(71)

Clean Earnings	$3,713	$6,216

Clean Earnings per Share	$0.33	$0.56

(1)	Non-cash gain on derivatives is comprised of an unrealized loss (gain) from the Company’s mark-to-market derivative instruments (both commodity contracts and interest rate swaps), resulting from recording the instruments at fair value at each period end.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com